Exhibit 4.7

SUPPLEMENTAL INDENTURE

Dated as of August 20, 2012

among

SANDRIDGE ENERGY, INC.,

as Issuer

the Guarantors party hereto

and

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Trustee

to the

Indenture dated as of May 1, 2008

relating to the Issuer’s

SENIOR FLOATING RATE NOTES DUE 2014

THIS SUPPLEMENTAL INDENTURE (the “Supplemental Indenture”), dated as of August 20, 2012, among SANDRIDGE ENERGY, INC., a Delaware corporation (the “Company”), the Guarantors party hereto (the “Guarantors”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, as trustee (the “Trustee”), supplements and amends that certain Indenture, dated as of May 1, 2008, among the Company, the Guarantors and the Trustee, as supplemented and amended by (i) that certain First Supplemental Indenture, dated as of March 15, 2011 (the “First Supplemental Indenture”), (ii) that certain Supplemental Indenture, dated as of April 17, 2012 (the “April 2012 Supplemental Indenture”), and (iii) that certain Supplemental Indenture, dated as of June 1, 2012 (the “June 2012 Supplemental Indenture”) (such indenture, together with the First Supplemental Indenture, April 2012 Supplemental Indenture and June 2012 Supplemental Indenture, the “Original Indenture” and, as supplemented by this Supplemental Indenture, the “Indenture”).

RECITALS

WHEREAS, the Company, the Guarantors party thereto and the Trustee entered into the Original Indenture and, pursuant thereto, the Company issued (i) $650,000,000 aggregate principal amount of its 8.625% Senior Notes due 2015 (the “Senior Notes”) and (ii) $350,000,000 aggregate principal amount of it Senior Floating Rate Notes due 2014 (the “Senior Floating Rate Notes,” and, together with the Senior Notes, the “Notes”);

WHEREAS, the Company previously purchased or redeemed all of the outstanding Senior Notes and none of the Senior Notes are currently outstanding;

WHEREAS, Section 9.02 of the Indenture provides that, with the consent of the Holders of a majority in aggregate principal amount of the outstanding Notes, the Company, the Guarantors and the Trustee may amend, modify or supplement the Original Indenture and the Notes (subject to certain exceptions);

WHEREAS, Section 9.02 provides further that if any such amendment, modification, or supplement would affect only the Senior Notes or the Senior Floating Rate Notes, only the consent of the Holders of a majority in aggregate principal amount of the outstanding Senior Notes or Senior Floating Rate Notes, as applicable, shall be required;

WHEREAS, the Company has been soliciting consents from Holders of the Senior Floating Rate Notes to this Supplemental Indenture upon the terms and subject to the conditions set forth in its Offer to Purchase and Consent Solicitation Statement, dated August 6, 2012 (as the same may be amended or supplemented from time to time, the “Statement”), and in the related Consent and Letter of Transmittal (as the same may be amended or supplemented from time to time, the “Consent and Letter of Transmittal” which, together with the Statement, constitute the “Tender Offer”);

WHEREAS, the Company has received the consent of the Holders of a majority in aggregate principal amount of the outstanding Senior Floating Rate Notes, and has delivered such consents to the Trustee in accordance with Section 9.02(d) of the Indenture, along with an Officers’ Certificate in accordance with Section 12.04 of the Indenture and an Opinion of Counsel in accordance with Sections 9.04 and 12.04 of the Indenture;

WHEREAS, the Company and the Guarantors desire and have requested the Trustee to join with them in entering into this Supplemental Indenture for the purpose of amending the Indenture and the Senior Floating Rate Notes in certain respects as permitted by Section 9.02 of the Indenture; and

WHEREAS, all other acts and proceedings required by law, by the Indenture and by the charter documents of the Company and the Guarantors to make this Supplemental Indenture a valid and binding agreement for the purposes expressed herein, in accordance with their terms, have been duly done and performed.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, agreements and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company, the Guarantors and the Trustee hereby agree, for the benefit of the others and for the equal and ratable benefit of the Holders of the Senior Floating Rate Notes, as follows:

ARTICLE ONE

AMENDMENTS TO INDENTURE AND SENIOR FLOATING RATE NOTES

Section 1.01. Amendments to Certain Provisions in Article 3 of the Indenture.

(1) The last sentence of Section 3.03(a) of the Indenture is amended and restated in its entirety as follows:

“Notice of redemption must be sent by the Company or at the Company’s request, by the Trustee in the name and at the expense of the Company, to Holders whose Notes are to be redeemed at least three days but not more than 60 days before the redemption date.”

(2) Section 3.04 of the Indenture shall be deleted in its entirety.

Section 1.02. Amendments to Certain Provisions in Article 4.

(1) The following Sections and clauses of the Indenture shall be deleted in their entirety:

Section 4.04 (Payment of Obligations)

Section 4.05 (Maintenance of Properties and Insurance)

Section 4.06 (Limitation on Indebtedness and Disqualified Stock)

Section 4.07 (Limitation on Restricted Payments)

Section 4.08 (Limitation on Liens)

Section 4.09 (Limitation on Sale and Leaseback Transactions)

Section 4.10 (Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries)

Section 4.12 (Guaranties by Restricted Subsidiaries)

Section 4.13 (Repurchase of Notes Upon a Change of Control)

Section 4.14 (Limitation on Asset Sales)

Section 4.15 (Limitation on Transactions with Shareholders and Affiliates)

Section 4.16 (Line of Business)

Section 4.18 (Designation of Restricted and Unrestricted Subsidiaries)

Section 4.21(b) (Reports to Trustee)

(2) Sections 4.20(a), 4.20(b), 4.20(c) and 4.20(d) of the Indenture shall each be deleted in its entirety.

Section 1.03. Amendments to Certain Provisions in Article 5 of the Indenture.

(1) Clauses (2), (3) and (5) of Section 5.01(a) of the Indenture shall be deleted in their entirety.

(2) Clause (2) of Section 5.02(a) of the Indenture shall be deleted in its entirety.

Section 1.04. Amendments to Certain Provisions in Article 6 of the Indenture.

(1) Clauses (3), (5) and (6) of Section 6.01 of the Indenture shall be deleted in their entirety.

Section 1.05. Amendments to Certain Provisions in Article 8 of the Indenture.

(1) The first sentence of Section 8.03 of the Indenture is amended by deleting the phrase beginning with “the Company’s obligations” and ending with “Section 5.01(a), and”.

Section 1.06. Amendments to Certain Provisions in Article 9 of the Indenture.

(1) Section 9.06 of the Indenture shall be deleted in its entirety.

Section 1.07. Amendments to Exhibit A-2 and Senior Floating Rate Notes.

(1) The form of Senior Floating Rate Note in Exhibit A-2 to the Indenture, and the Senior Floating Rate Notes, are each hereby amended to delete any provisions inconsistent with the amendments to the Original Indenture effected by this Supplemental Indenture.

ARTICLE TWO

MISCELLANEOUS PROVISIONS

Section 2.01. Definitions.

For all purposes of this Supplemental Indenture, capitalized terms used herein and not otherwise defined herein are shall have the meanings ascribed to them in the Original Indenture.

Section 2.02. Indenture.

Except as amended hereby, the Indenture and the Senior Floating Rate Notes are in all respects ratified and confirmed and all the terms shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Senior Floating Rate Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby and all terms and conditions of both shall be read together as though they constitute a single instrument, except that in the case of conflict the provisions of this Supplemental Indenture shall control.

Section 2.03. Governing Law.

This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 2.04. Successors.

All agreements of the Company or any Guarantor in this Supplemental Indenture and the Senior Floating Rate Notes will bind its successors. All agreements of the Trustee in this Supplemental Indenture will bind its successor.

Section 2.05. Duplicate Originals.

The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 2.06. Separability.

In case any provision in this Supplemental Indenture or in the Senior Floating Rate Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 2.07. Trustee Disclaimer.

The Trustee accepts the amendments of the Indenture effected by this Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby amended, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture as hereby amended, and without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company and the Guarantors, and the Trustee makes no representation with respect to any such matters. Additionally, the Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

Section 2.08. Effectiveness.

The provisions of this Supplemental Indenture shall be effective only upon execution and delivery of this instrument by the parties hereto. Notwithstanding the foregoing sentence, the provisions of this Supplemental Indenture shall become operative only upon the purchase by the Company of a majority in aggregate principal amount of the outstanding Senior Floating Rate

Notes pursuant to the Tender Offer, with the result that the amendments to the Indenture effected by this Supplemental Indenture shall be deemed to be revoked retroactive to the date hereof if such purchase shall not occur. The Company shall notify the Trustee promptly after the occurrence of such purchase or promptly after the Company shall determine that such purchase will not occur.

Section 2.09. Endorsement and Change of Form of Senior Floating Rate Notes.

Any Senior Floating Rate Notes authenticated and delivered after the close of business on the date that this Supplemental Indenture becomes operative in substitution for Senior Floating Rate Notes then outstanding and all Senior Floating Rate Notes presented or delivered to the Trustee on and after that date for such purpose shall be stamped, imprinted or otherwise legended by the Company, with a notation as follows:

“Effective as of August 20, 2012, the Company is required to give to the Holders only three days’ prior notice of any redemption of the Senior Floating Notes and certain restrictive covenants of the Company and certain Events of Default have been eliminated or limited, each as provided in the Supplemental Indenture, dated as of August 20, 2012. Reference is hereby made to said Supplemental Indenture, copies of which are on file with the Trustee, for a description of the amendments made therein.”

Section 2.10. Effect of Headings.

References herein to a Section or Article of the Indenture refer to the Section or Article of the Original Indenture, as amended to the date hereof. The Section headings herein are for convenience of reference only, are not to be considered a part of this Supplemental Indenture and in no way modify or restrict any of the terms and provisions of this Supplemental Indenture.

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SIGNATURES

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

SANDRIDGE ENERGY, INC., as Issuer

By:	/s/ James D. Bennett
Name: James D. Bennett
Title: Executive Vice President and Chief Financial Officer

BANDON OIL AND GAS GP, LLC,

BANDON OIL AND GAS, LP,

DBH, LLC,

DYNAMIC OFFSHORE RESOURCES, LLC,

DYNAMIC OFFSHORE RESOURCES

    NS ACQUISITION, INC.,

DYNAMIC OFFSHORE RESOURCES

    NS PARENT, INC.,

SANDRIDGE EXPLORATION AND

    PRODUCTION, LLC,

SANDRIDGE HOLDINGS, INC.,

SANDRIDGE OFFSHORE, LLC,

SANDRIDGE ONSHORE, LLC,

DYNAMIC OFFSHORE RESOURCES NS, LLC,

INTEGRA ENERGY, L.L.C.,

LARIAT SERVICES, INC.,

SANDRIDGE MIDSTREAM, INC.,

SANDRIDGE OPERATING COMPANY

and

SPN RESOURCES, LLC

as Guarantors

By:	/s/ James D. Bennett
Name: James D. Bennett
Title: Executive Vice President and Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ John C. Stohlmann
Name: John C. Stohlmann
Title: Vice President